Exhibit 21.1

List of Subsidiaries

Name	State or Country of Organization
Allison Brasil Indústria e Comércio de Sistemas de Transmissão Ltda.	Brazil
Allison Transmission (Shanghai) Co., Ltd.	China
Allison Transmission Argentina S.R.L.	Argentina
Allison Transmission Canada ULC	Alberta, Canada
Allison Transmission China Holdings Limited	Hong Kong, China
Allison Transmission Europe B.V.	Netherlands
Allison Transmission Europe B.V., Zweigniederlassung Steyr	Austria
Allison Transmission Europe B.V., France Branch Office	France
Allison Transmission Europe B.V. Zweigniederlassung Deutschland	Germany
Allison Transmission Europe B.V., Magyarországi Fióktelepe	Hungary
Allison Transmission Europe B.V. – Italy Branch Office	Italy
Moscow representative office of Allison Transmission Europe B.V.	Russia
Allison Transmission Europe B.V. The Netherlands Filial	Sweden
Allison Transmission India Private Limited	India
Allison Transmission Japan Co., Ltd.	Japan
Allison Transmission Korea Co., Ltd.	Korea
Allison Transmission México, S. de R.L. de C.V.	Mexico
Allison Transmission Singapore Pte. Ltd.	Singapore
Allison Transmission International, L.L.C.	Delaware
Allison Transmission, Inc.	Delaware